Exhibit 10.3

Non-Employee Director Grant Form

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK GRANT AGREEMENT

[NAME]

Re:	Syniverse Holdings, Inc. Grant of Restricted Stock

Dear                      (the “Grantee”):

Syniverse Holdings, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s Amended and Restated 2006 Long-Term Equity Incentive Plan (the “Plan”), the Company has granted to you shares of the Company’s Common Stock, par value $0.001 per share, as set forth below (the “Restricted Shares”), subject to the terms and conditions set forth in this Agreement (the “Agreement”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Plan.

Grant Date:
Total Number of Restricted Shares:

Vesting Dates and Number	Date	Number
of Restricted Shares that shall vest:
(Ratable vesting over 3 years)

1. Issuance of Shares. In consideration of the Grantee’s service as a non-employee director (a “director” or “Grantee”) of the Company, the Restricted Shares shall be issued to the Grantee, and shall be fully paid and nonassessable and shall be represented by a certificate or certificates issued in the name of the Grantee and endorsed with an appropriate legend referring to the restrictions hereinafter set forth.

2. Conformity with Plan. The grant of Restricted Shares is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

3. Restrictions on Transfer of Shares. The Restricted Shares may not be sold, assigned, transferred, conveyed, pledged, exchanged or otherwise encumbered or disposed of (each, a “Transfer”) by the Grantee, except to the Company or as permitted under the Plan, unless and until they have become nonforfeitable as provided in Section 4 hereof. Any purported encumbrance or disposition in violation of the provisions of this section or the Plan shall be void AB INITIO, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Shares. As and when permitted by the Plan, the Committee may in its sole discretion waive the restrictions on transferability with respect to all or a portion of the Restricted Shares. Notwithstanding the foregoing, Grantee may not Transfer Restricted Shares which have become nonforfeitable as provided in Section 4 hereof unless such Restricted Shares are registered pursuant to the Securities Act of 1933 (the “Securities Act”), are sold under Rule 144 promulgated under the Securities Act or unless the Company, after consultation with counsel, and its counsel agree with Grantee that such Transfer is not required to be registered under the Securities Act.

4. Forfeiture of Shares. If the Grantee ceases to be a director of the Company for any reason, any non-vested Restricted Shares shall be forfeited by the Grantee to the Company without further consideration or any act or action by Grantee or the Company and the certificate(s) representing the non-vested portion of the Restricted Shares so forfeited shall be canceled as of the date of such termination of service.

5. Dividend, Voting and Other Rights. Except as otherwise provided in this Agreement, from and after the Grant Date, the Grantee shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any dividends that may be paid thereto, provided, however, that any additional Common Stock or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, recapitalization, combination of shares, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same risk of forfeiture, certificate delivery provisions and restrictions on transfer as the forfeitable Restricted Shares in respect of which they are issued or transferred and shall become Restricted Shares for the purposes of this Agreement, and provided further that, any dividend paid with respect to unvested Restricted Shares for which an election under Section 83(b) of the Code has not been made (i) constitutes compensation income subject to all applicable tax withholding and (ii) shall be paid on or about the date such dividend is paid to holders of the Company’s Common Stock generally, but in any event not later than the later of (A) the calendar year in which such dividend is declared and (B) the fifteenth (15th) day of the third month following the date such dividend is declared.

6. Confidentiality and Non-Interference.

(a) Obligation to Maintain Confidentiality. You acknowledge that the confidential or proprietary information and data (including trade secrets) of the Company or any of its Subsidiaries obtained by you while in service of the Company (including, without limitation, prior to the date of this Agreement) (“Confidential Information”) are the property of the Company or such Subsidiaries, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which you become aware during the period of your service. Therefore, you agree that you will not disclose to any unauthorized person, group or entity or use for your own account any Confidential Information without the Board’s written consent, unless and to the extent that the Confidential Information, (i) becomes generally known to and available for use by the public other than as a result of your acts or omissions to act, (ii) was known to you prior to your service with the Company, or (iii) is required to be disclosed pursuant to any applicable law or court order. You shall use reasonable best efforts to deliver to the Company at the time your service with the Company ceases for any reason, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company and its Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which you may then possess or have under your control, but excluding financial information of the Company relating to your ownership of Restricted Shares, which information will nonetheless continue to constitute Confidential Information.

(b) Third Party Information. You understand that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the period of your service to the Company and thereafter, and without in any way limiting the provisions of Section 6(a) above, you will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or its Subsidiaries and Affiliates) or use, except in connection with your services as a director of the Company, Third Party Information unless expressly authorized by the General Counsel of the Company in writing or unless and to the extent that the Third Party Information, (i) becomes generally known to and available for use by the public other than as a result of your acts or omissions to act, (ii) was known to you prior to your service as a director of the Company, or (iii) is required to be disclosed pursuant to any applicable law or court order.

(c) Use of Information of Prior Employers. During your service as a director, you will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom you have an obligation of confidentiality, and will not bring onto the premises of the Company, its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in writing by the former employer or person. You will use in the performance of your duties only information which is (i)(x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company, its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom you have an obligation of confidentiality, approved for such use in writing by such former employer or person.

(d) Non-Interference. You acknowledge that in the course of your service as a director you will become familiar with the Company’s or its Subsidiaries’ trade secrets and with other confidential information concerning the Company or its Subsidiaries and that your services will be of special, unique and extraordinary value to the Company or its Subsidiaries. Therefore, you agree not directly or indirectly through another entity, (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, or (ii) induce or attempt to induce any customer, developer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries to cease doing, or substantially reduce, business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, licensee or business relation and the Company or any of its Subsidiaries (including, without limitation, making any negative statements or communications about the Company or any of its Subsidiaries).

(e) Acknowledgments. You acknowledge that the provisions of this Section 6 are (i) in addition to, and not in limitation of, any obligation of yours under the terms of any agreement with the Company, (ii) the issuance of the Restricted Shares by the Company and (iii) additional good and valuable consideration as set forth in this Agreement. You agree and acknowledge that the potential harm to the Company or its Subsidiaries of the non-enforcement of this Section 6 outweighs any potential harm to you of its enforcement by injunction or otherwise. You acknowledge that you has carefully read this Agreement and have given careful consideration to the restraints imposed upon you by this Agreement, and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company, its Subsidiaries and Affiliates now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

7. Limitation on Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the right of the Board or its stockholders to terminate your duties as a director at any time (with or without Cause), nor confer upon you any right to continue as a director of the Company for any period of time, or to continue your present (or any other) rate of director compensation, each as governed by the Company’s certificate of incorporation, bylaws, compensation plans or applicable law.

8. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

9. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

12. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13. Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

14. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you at the address then currently on file with the Company, or at any other address provided by you in a written notice to the Company and to the Company at Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647-1765, Attn: General Counsel, or to such other address or to the attention of such other person as the Company has specified by prior written notice to you.

15. Entire Agreement. This Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your Restricted Shares.

Signature Page to Restricted Stock Grant Agreement

Please execute the extra copy of this Agreement in the space below and return it to Syniverse Holdings, Inc. to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

Syniverse Holdings, Inc..

By:
Name:	Tony G. Holcombe
Title:	Chief Executive Officer and President

Enclosures:	1.	Extra copy of this Agreement
Copy of the Plan Prospectus
Copy of the Plan

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of                          , 2009

GRANTEE